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Investor Contact:          Fred M. Schpero
                           or Paul Kopsky, Jr.
                           (314) 444-0715

Media Contact:             David Garino
                           (314) 982-1700

Internet:  http://www.conning.com

FOR IMMEDIATE RELEASE


                  CONNING TO ACQUIRE NODDINGS INVESTMENT GROUP


         ST. LOUIS, October 15, 1998 -- Conning Corporation (NASDAQ NMS:CNNG) announced today it entered into a definitive agreement to acquire Noddings & Associates and Noddings Investment Group (collectively "Noddings"), a privately held Chicago-based specialty asset manager having expertise in managing convertible securities portfolios and providing convertible investment strategies for large institutions and high net worth individuals.

         The acquisition is expected to be accretive to earnings during the first full year of operations and will be treated as a purchase. The initial purchase price will include a cash payment of approximately $4.5 million, including acquisition expenses, and may include additional contingent consideration payments up to a maximum of approximately $27 million in the aggregate over the next three years, subject to meeting certain financial growth targets. The achievement of these aggressive growth targets would produce significant earnings contributions to the Company.

         The Noddings acquisition will expand Conning's asset management investment products and provide an additional investment strategy for its existing and prospective clients. The acquisition will immediately increase Conning's unaffiliated assets under management by approximately $300 million. The additional convertible securities capabilities, strategy and expertise offered by Noddings are expected to generate recurring revenues with attractive margins.


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         "The Noddings  acquisition  provides proven  investment  strategies and additional products that we believe will be attractive to our existing clients and will strengthen Conning's approach to maximizing investment returns for our clients' portfolios," said Leonard M. Rubenstein, Conning's Chairman and Chief Executive Officer. "This acquisition will increase the number of products and investment strategies we offer relative to our competition," he said.

         Conning will integrate Noddings' core asset management operations through its St. Louis headquarters while retaining a strong sales team and office in Chicago. Conning will be able to use its existing accounting and administrative infrastructure to absorb a significant portion of those functions currently being performed by Noddings.

         "We believe the Noddings name is widely recognized by the investment community for its expertise and investment performance in the convertible securities markets," said Donald L. McDonald, Conning's Senior Vice President and Chief Investment Officer. "The convertible securities asset class can be an effective part of an overall investment strategy for our new and existing clients," he said.

         The transaction is expected to close during the fourth quarter of this year, subject to customary conditions. Conning provides asset management services to insurance companies, manages private equity funds investing in insurance and insurance-related companies, and conducts in-depth research concerning the insurance industry.

         The preceding discussion of expected results may constitute forward-looking statements. Actual results could differ from expected results due to various factors, including whether the revenue contribution and accretion of Noddings' operations have been projected accurately, the effect of recent volatility in securities markets, and the ability to successfully integrate the operations of Noddings.

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